Exhibit 99.1
MARTIN MIDSTREAM PARTNERS ANNOUNCES PARTNERSHIP DEBT REFINANCING
AND WASKOM GAS PROCESSING COMPANY ACQUISITION
KILGORE, TX, December 22, 2009 (GlobalNewswire via COMTEX News Network) — Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP”) announced today that it has amended and extended its senior secured credit facility that was originally scheduled to mature on November 10, 2010. Under the terms of the amendment and extension reached with a syndicate of lenders, the Partnership upsized its borrowing capacity to $335.67 million and extended the maturity date to November 9, 2012. The amendment and extension was arranged by Wells Fargo Securities, LLC and RBC Capital Markets.
Also, the Partnership announced today that its Waskom Gas Processing Company (“WGPC”) joint venture has entered into an agreement to purchase the East Texas natural gas gathering and processing assets of the Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) and Crosstex Energy, Inc. (Nasdaq: XTXI) for $40 million. The transaction is subject to normal closing conditions and is expected to close in January 2010. WGPC’s general partners are CenterPoint Energy Gas Processing Company (“CenterPoint”), an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), and Prism Gas Systems I, L.P., the operator of WGPC, and an indirect, wholly-owned subsidiary of MMLP.
The East Texas natural gas gathering and processing assets to be purchased by WGPC from Crosstex consist of approximately 60 miles of natural gas gathering pipelines, two compressor stations, and three natural gas processing refrigeration plants. The system’s current throughput capacity is approximately 75 million cubic feet per day which can be expanded with additional compression.
Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner, stated, “We are pleased to announce the Partnership’s refinancing. This ensures our access to debt capital for the next three years as we continue to look for growth opportunities. Additionally, we are pleased to announce enhanced support of WGPC’s operations through the purchase of the East Texas natural gas gathering and processing assets from Crosstex. These assets complement WGPC’s existing infrastructure and strengthens its position for future Cotton Valley and Haynesville production. The transaction mirrors our focused growth strategy in these key production areas.”
About Martin Midstream Partners L.P. (Nasdaq: MMLP)
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:	Joe McCreery, Head of Investor Relations, Martin Midstream Partners L.P. Phone: (903) 812-7989 joe.mccreery@martinmlp.com